Runway Growth Finance Corp. Reports Third Quarter 2026 Financial Results

Delivered Total and Net Investment Income of $40.6 million and $15.9 million, Respectively

Investment Portfolio of $1.1 billion

Conference Call on Thursday, November 5, 2026 at 5:00 p.m. ET

MENLO PARK, Calif., November 5, 2026—Runway Growth Finance Corp. (Nasdaq: RWAY) (“Runway Growth” or the “Company”), a leading provider of flexible capital solutions to late- and growth-stage companies seeking an alternative to raising equity, today announced its financial results for the third quarter ended September 30, 2026.

Third Quarter 2026 Highlights

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Total investment portfolio of $1.1 billion at fair value
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Total investment income of $40.6 million
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Net investment income of $15.9 million, or $0.38 per share
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Net asset value of $494.7 million, or $11.94 per share
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Dollar-weighted annualized yield on debt investments of 15.8%
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Four investments completed in existing portfolio companies, representing $8.5 million in funded investments
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Aggregate proceeds of $140.0 million, including four full loan principal repayments totaling $130.7 million, $8.7 million in other scheduled loan principal amortization payments, and $0.6 million in equity proceeds
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Repurchased 769,037 shares during the quarter for an aggregate purchase price of $4.8 million

Fourth Quarter 2026 Distributions

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Declared fourth quarter 2026 dividend of $0.33 per share

“We are pleased to report solid third quarter results, reflecting strong earnings and stable NAV,” said Runway Growth Founder and Co-CEO David Spreng. “We intentionally moderated originations during the quarter as we continued to optimize the balance sheet, but remain well positioned to capitalize on demand for venture debt financing as the innovation economy grows.”

“It’s been an encouraging first few months at Runway as we continue to execute against our key priorities,” said Runway Growth Co-CEO Michael Rovner. “We have made meaningful progress diversifying the portfolio, bringing leverage back within our target range and expanding our share repurchase program. Looking ahead, we will continue to take a disciplined approach to capital allocation, with shareholder value at the center of our decision-making.”

Third Quarter 2026 Operating Results

Total investment income for the quarter ended September 30, 2026 was $40.6 million, compared to $36.7 million for the quarter ended September 30, 2025.

The Company's dollar-weighted annualized yield on average debt investments for the quarter ended September 30, 2026 was 15.8%. The Company calculates the yield on dollar-weighted debt investments for any period measured as (1) total investment-related income during the period divided by (2) the daily average of the fair value of debt investments outstanding during the period, including any investments on non-accrual status.

Total operating expenses for the quarter ended September 30, 2026 were $24.7 million, compared to $21.0 million for the quarter ended September 30, 2025.

Net investment income for the quarter ended September 30, 2026 was $15.9 million, or $0.38 per share, compared to $15.7 million, or $0.43 per share, for the quarter ended September 30, 2025.

Net realized gain was $10.0 thousand for the quarter ended September 30, 2026, compared to a net realized loss of $1.3 million for the quarter ended September 30, 2025.

For the quarter ended September 30, 2026, net change in unrealized loss was $5.2 million, compared to a net change in unrealized loss of $6.4 million for the quarter ended September 30, 2025.

For the quarter ended September 30, 2026, our net increase in net assets resulting from operations was $10.7 million, or $0.26 per share, compared to a net increase in net assets resulting from operations of $8.0 million, or $0.22 per share, for the quarter ended September 30, 2025.

Portfolio and Investment Activity

As of September 30, 2026, Runway Growth’s investment portfolio had an aggregate fair value of $1.1 billion in 77 companies, comprising $1.0 billion in loans, 96.2% of which are senior secured loans, and $69.7 million in warrants and other equity-related investments.

During the third quarter of 2026, Runway Growth completed four investments in existing portfolio companies, representing $8.5 million in funded investments. Total debt and equity fundings net of upfront loan origination fees were $8.4 million. Runway Growth received aggregate proceeds of $130.2 million in principal prepayments and equity sale proceeds and $9.7 million in scheduled amortizations.

Total portfolio investment activity for the three months ended September 30, 2026 and 2025 was as follows:

	Three Months Ended September 30,
	2026	2025
Beginning investment portfolio	$1,192,350	$1,024,951
Purchases of investments	8,447	53,708
PIK interest	1,998	4,096
Sales and prepayments of investments	(130,228)	(126,074)
Scheduled repayments of investments	(9,737)	(1,536)
Amortization of fixed income premiums or accretion of discounts	3,880	(757)
Net realized gain (loss) on investments	13	(1,318)
Net change in unrealized gain (loss) on investments	(5,193)	(7,106)
Ending investment portfolio	$1,061,530	$945,964

Net Asset Value

As of September 30, 2026, net asset value per share was $11.94, compared to $11.91 as of June 30, 2026. Total net assets at the end of the third quarter of 2026 were $494.7 million, a decrease of 1.6% from $502.6 million as of June 30, 2026.

Liquidity and Capital Resources

As of September 30, 2026, the Company had approximately $216.6 million in available liquidity, including unrestricted cash and cash equivalents of $3.6 million and $213.0 million in available borrowing capacity under the Company’s credit facility, subject to existing terms, advance rates and regulatory and covenant requirements. The Company ended the quarter with a core leverage ratio of approximately 110%, compared to 136% for the quarter ended June 30, 2026.

Distributions

On November 4, 2026, the Company’s board of directors (the "Board of Directors") declared a quarterly distribution of $0.33 per share for stockholders of record as of November 17, 2026. Distributions are payable on or about December 3, 2026.

Recent Developments

The Company evaluated events subsequent to September 30, 2026 through November 5, 2026, the date the consolidated financial statements were issued. There have been no subsequent events that occurred during such period that would require recognition or disclosure, except as disclosed below.

October 2031 Notes

On October 1, 2026, the Company issued and sold approximately $46.3 million in aggregate principal amount of 7.75% interest-bearing unsecured Notes due October 1, 2031 (the "October 2031 Notes") under its shelf Registration Statement on Form N-2. The October 2031 Notes were issued pursuant to the Base Indenture and Fifth Supplemental Indenture, dated October 1, 2026, between the Company and U.S. Bank Trust Company, National Association, as trustee.

Interest on the October 2031 Notes is payable quarterly in arrears on March 1, June 1, September 1, and December 1 of each year. The October 2031 Notes may be redeemed in whole or in part at any time or from time to time at the Company's option on or after October 1, 2028, at a redemption price of $25 per note plus accrued and unpaid interest thereon to, but excluding, the date fixed for redemption. The October 2031 Notes are general unsecured obligations of the Company that rank pari passu with the Company's existing and future unsecured, unsubordinated indebtedness.

Redemption of SWK 2027 Notes

On November 3, 2026, the Company redeemed in full approximately $33.0 million in outstanding aggregate principal amount of its 9.00% Senior Notes due January 31, 2027, in accordance with the terms of the governing indenture, at a redemption price equal to 100% of the aggregate principal amount thereof plus accrued and unpaid interest thereon.

Fifth Share Repurchase Program

On November 4, 2026, the Board of Directors approved an expansion and extension of the Fifth Repurchase Program, which authorizes the Company to repurchase up to $30.0 million of its outstanding shares of common stock until September 30, 2027 at management’s discretion and in accordance with applicable securities laws and regulations. If not renewed, the Fifth Repurchase Program will terminate upon the earlier of (i) the repurchase of $30.0 million of the Company’s outstanding shares of common stock or (ii) September 30, 2027.

Recent Portfolio Activity

From October 1, 2026 through November 5, 2026, the Company completed $4.0 million of additional debt commitments and funded $4.8 million in unfunded commitments on existing investments. The Company also received $55.0 million in debt prepayments and $0.7 million in equity proceeds.

Conference Call

Runway Growth will hold a conference call to discuss its third quarter ended September 30, 2026 financial results at 2:00 p.m. PT (5:00 p.m. ET) on Thursday, November 5, 2026. To participate in the conference call or webcast, participants should register online at the Runway Investor Relations website. The earnings call can also be accessed through the following links:

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Conference Call
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Webcast

A live webcast will be available in the investor section of the Company’s website, and will be archived for 90 days following the call.

About Runway Growth Finance Corp.

Runway Growth is a specialty finance company focused on providing flexible capital solutions to late- and growth-stage companies seeking an alternative to raising equity. Runway Growth is a closed-end investment fund that has elected to be regulated as a business development company under the Investment Company Act of 1940, as amended. Runway Growth is externally managed by Runway Growth Capital LLC, an affiliate of BC Partners Advisors L.P. and led by industry veterans David Spreng and Michael Rovner. For more information, please visit www.runwaygrowth.com.

Forward-Looking Statements

Statements included herein may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in forward-looking statements as a result of a number of factors, including those described from time to time in Runway Growth’s filings with the Securities and Exchange Commission. Runway Growth undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

Important Disclosures

Strategies described involve special risks that should be evaluated carefully before a decision is made to invest. Not all of the risks and other significant aspects of these strategies are discussed herein. Please see a more detailed discussion of these risk factors and other related risks in the Company’s most recent annual report on Form 10-K in the section entitled “Risk Factors,” which may be obtained on the Company’s website, www.runwaygrowth.com, or the SEC’s website, www.sec.gov.

IR Contacts

Taylor Donahue, Prosek Partners, rway@prosek.com

Carmela Thomson, Chief Financial Officer, ct@runwaygrowth.com

RUNWAY GROWTH FINANCE CORP.

Consolidated Statements of Assets and Liabilities

(In thousands, except share and per share data)

	September 30, 2026	December 31, 2025
	(Unaudited)
Assets
Investments at fair value:
Non-control/non-affiliate investments at fair value (cost of $1,094,910 and $961,646, respectively)	$1,048,654	$912,656
Affiliate investments at fair value (cost of $4,551 and $4,551, respectively)	-	-
Control investments at fair value (cost of $12,180 and $13,233, respectively)	12,876	14,746
Total investments at fair value (cost of $1,111,641 and $979,430, respectively)	1,061,530	927,402
Cash and cash equivalents	3,619	18,175
Interest and fees receivable	10,202	7,594
Deferred financing costs on credit facility	3,000	4,217
Other assets	2,187	2,726
Total assets	1,080,538	960,114

Liabilities
Debt:
Credit facility	212,000	173,000
2026 Notes	-	25,000
2027 Notes	73,219	132,250
2028 Notes	107,000	107,000
2029 Notes	50,000	-
2031 Notes	103,250	-
Deferred financing costs, net	(4,518)	(1,913)
Total debt, net	540,951	435,337
Incentive fees payable	15,028	14,444
Interest payable	11,267	6,756
Foreign currency forward contracts	-	711
Secured borrowings	14,938	14,578
Accrued expenses and other liabilities	3,659	3,319
Total liabilities	585,843	475,145

Net assets
Common stock, par value	414	361
Additional paid-in capital	579,914	534,508
Accumulated undistributed (overdistributed) earnings	(85,633)	(49,900)
Total net assets	$494,695	$484,969

Shares of common stock outstanding ($0.01 par value, 100,000,000 shares authorized)	41,446,340	36,134,037
Net asset value per share	$11.94	$13.42

RUNWAY GROWTH FINANCE CORP.

Consolidated Statements of Operations

(Unaudited)

(In thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Investment income
From non-control/non-affiliate investments:
Interest income	$37,283	$30,715	$95,581	$91,314
Payment-in-kind interest income	1,999	4,219	8,178	11,857
Dividend income	253	252	559	758
Fee income	661	1,403	1,322	1,946
From affiliate investments:
Interest income	-	-	-	646
Fee income	-	-	-	256
From control investments:
Interest income	256	-	1,120	-
Other income	112	158	280	515
Total investment income	40,564	36,747	107,040	107,292

Operating expenses
Management fees	4,620	3,963	11,711	11,916
Incentive fees	4,277	4,075	6,679	11,527
Interest and other debt financing expenses	13,282	10,630	36,769	32,681
Professional fees	848	556	2,498	1,687
Administration agreement expenses	706	705	1,979	1,993
Insurance expense	204	163	563	479
Tax expense	360	560	941	810
Other expenses	384	359	1,202	916
Total operating expenses	24,681	21,011	62,342	62,009
Net investment income	15,883	15,736	44,698	45,283

Net realized and net change in unrealized gain (loss)
Net realized gain (loss):
Non-control/non-affiliate investments	13	(1,318)	(44,164)	(5,705)
Affiliate investments	-	-	-	8,943
Control investments	-	-	1,050	-
Net realized gain (loss) on investments	13	(1,318)	(43,114)	3,238
Net realized gain (loss) on forward contracts and foreign currency transactions	(3)	(12)	(881)	(23)
Net realized gain (loss)	10	(1,330)	(43,995)	3,215

Net change in unrealized gain (loss):
Non-control/non-affiliate investments	(5,034)	(7,473)	2,734	(11,677)
Affiliate investments	-	-	-	(9,925)
Control investments	(159)	367	(817)	426
Net change in unrealized gain (loss) on investments	(5,193)	(7,106)	1,917	(21,176)
Net change in unrealized gain (loss) on forward contracts and foreign currency transactions	-	719	711	(640)
Net change in unrealized gain (loss) on secured borrowings	4	-	(251)	-
Net change in unrealized gain (loss)	(5,189)	(6,387)	2,377	(21,816)

Net realized and unrealized gain (loss)	(5,179)	(7,717)	(41,618)	(18,601)

Net increase (decrease) in net assets resulting from operations	$10,704	$8,019	$3,080	$26,682

Net increase (decrease) in net assets resulting from operations per common share (basic and diluted)	$0.26	$0.22	$0.08	$0.72
Weighted average shares outstanding (basic and diluted)	41,886,707	36,225,742	40,052,910	36,887,968